Exhibit 10.48

WCI COMMUNITIES, INC.

EMERGENCE INCENTIVE COMPENSATION PLAN

I.	BACKGROUND

On August 4, 2008, WCI Communities, Inc. (“WCI”) and its affiliated debtors and debtors in possession filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On December 31, 2008, the Company filed a motion pursuant to 11 U.S.C. §§ 105(a) and 363(b) for authority to adopt and implement a postpetition incentive plan for certain key employees (the “Key Employee Incentive Plan”). The Key Employee Incentive Plan consists of both Management Incentive Compensation Plan (“MICP”) and Emergence Incentive Compensation (“EIC”). Employees eligible to participate in the MICP portion of the Key Employee Incentive Plan include a total of 63 key managers, 20 of which are also eligible to participate in the EIC (the “EIC Participants”).

II.	EIC INCENTIVE STRUCTURE

Pursuant to the EIC, the EIC Participants are eligible to receive cash awards that vest on the date (the “EIC Vesting Date”) that is the earlier of (i) the effective date of a confirmed Chapter 11 plan or (ii) the successful consummation of a sale of substantially all (at least 90%) of the Company’s assets to one or more acquirers.

EIC bonuses will be paid by the Company no later than 30 days following the EIC Vesting Date; provided, however, that no EIC awards shall be paid in the event of a Chapter 7 liquidation. As set forth in the chart below, the calculation of awards under the EIC is based upon the month in which the EIC Vesting Date occurs, with the highest EIC bonuses awarded if the EIC Vesting Date occurs prior to August 2009 (the “maximum”) and the lowest EIC bonuses awarded if the EIC Vesting Date occurs after December 2009 (the “minimum”).

EIC Vesting Date	Aggregate Amount of EIC Bonuses
Prior to August 2009	$2,331,000
August 2009	$2,098,000
September 2009	$1,865,000
October 2009	$1,632,000
November 2009	$1,399,000
December 2009	$1,166,000
After December 2009	$466,000

WCI’s Chief Executive Officer (the “CEO”) has authority to reallocate individual EIC bonus amounts in the event of the termination of an EIC Participant as long as the aggregate dollar amount and number of EIC Participants are not exceeded.

III.	WAIVER OF LONG TERM INCENTIVES-CASH

In 2006 and 2007, the Compensation Committee of WCI’s Board of Directors (the “Compensation Committee”) authorized the award of certain Long Term Incentive – Cash awards (“LTI-Cash”) to certain WCI management level employees. As a condition to receiving payment under the EIC, the EIC Participants are required to waive any claims they may have for such LTI-Cash awards.

IV.	APPROVALS

The EIC was approved by the Compensation Committee on November 6, 2008, and was approved by the Bankruptcy Court pursuant to its order dated February 4, 2009.

David Fry – Interim CEO & President

Paul Appolonia – Senior Vice President
Human Resources